                                             Exhibit 99.1

Media contact	Investor contact
Timothy Barello, 212.299.2256	John Peschier, 312.930.8491
Laurie Bischel, 312.648.8698	CME-G
news@cmegroup.com
www.cmegroup.mediaroom.com

FOR IMMEDIATE RELEASE
CME Group Inc. Reports Third-Quarter 2022 Financial Results
    CHICAGO, October 26, 2022 - CME Group Inc. (NASDAQ: CME) today reported financial results for the third quarter of 2022.
    The company reported revenue of $1.2 billion and operating income of $739 million for the third quarter of 2022. Net income was $680 million and diluted earnings per share were $1.87. On an adjusted basis, net income was $719 million and diluted earnings per share were $1.98. Financial results presented on an adjusted basis for the third quarter of 2022 and 2021 exclude certain items, which are detailed in the reconciliation of non-GAAP results.1
    "Our strong Q3 financial performance was driven by a 26% increase in trading volume, generating double-digit growth in total revenue," said CME Group Chairman and Chief Executive Officer Terry Duffy. "During the quarter, year-over-year volume rose in five of our six asset classes, led by interest rates, equity indexes and a near-record quarter for foreign exchange. Likewise, the demand for our products remains strong, with year-to-date volumes up 22%, as clients continue to manage risk amid global economic and geopolitical uncertainty."

Third-quarter 2022 average daily volume (ADV) was 22.4 million contracts, including non-U.S. ADV of 6.1 million contracts, led by 41% growth in Asia, 31% in Latin America, and 14% in EMEA.

1. A reconciliation of the non-GAAP financial results mentioned to the respective GAAP figures can be found within the Reconciliation of GAAP to non-GAAP Measures chart at the end of the financial statements and earnings presentation materials.

- more -

Clearing and transaction fees revenue for third-quarter 2022 totaled $1.0 billion. The total average rate per contract was $0.631. Market data revenue totaled $154 million for third-quarter 2022.
    As of September 30, 2022, the company had approximately $2.2 billion in cash (including $100 million deposited with Fixed Income Clearing Corporation (FICC) and included in other current assets) and $3.4 billion of debt. The company paid dividends during the third quarter of approximately $363 million. The company has returned over $18.8 billion to shareholders in the form of dividends since the implementation of the variable dividend policy in early 2012.

    CME Group will hold a Q&A conference call to discuss third-quarter 2022 results at 8:30 a.m. Eastern Time today. A live audio webcast of the Q&A call will be available on the Investor Relations section of CME Group’s website at www.cmegroup.com. An archived recording will be available for up to two months after the call.

    As the world's leading derivatives marketplace, CME Group (www.cmegroup.com) enables clients to trade futures, options, cash and OTC markets, optimize portfolios, and analyze data - empowering market participants worldwide to efficiently manage risk and capture opportunities. CME Group exchanges offer the widest range of global benchmark products across all major asset classes based on interest rates, equity indexes, foreign exchange, energy, agricultural products and metals.  The company offers futures and options on futures trading through the CME Globex® platform, fixed income trading via BrokerTec and foreign exchange trading on the EBS platform. In addition, it operates one of the world's leading central counterparty clearing providers, CME Clearing.

CME Group, the Globe logo, CME, Chicago Mercantile Exchange, Globex, and, E-mini are trademarks of Chicago Mercantile Exchange Inc. CBOT and Chicago Board of Trade are trademarks of Board of Trade of the City of Chicago, Inc. NYMEX, New York Mercantile Exchange and ClearPort are trademarks of New York Mercantile Exchange, Inc. COMEX is a trademark of Commodity Exchange, Inc. BrokerTec and EBS are trademarks of BrokerTec Europe LTD and EBS Group LTD, respectively. Dow Jones, Dow Jones Industrial Average, S&P 500 and S&P are service and/or trademarks of Dow Jones Trademark Holdings LLC, Standard & Poor's Financial Services LLC and S&P/Dow Jones Indices LLC, as the case may be, and have been licensed for use by Chicago Mercantile Exchange Inc. All other trademarks are the property of their respective owners.

- more -

Statements in this press release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. We want to caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that might affect our performance are increasing competition by foreign and domestic entities, including increased competition from new entrants into our markets and consolidation of existing entities; our ability to keep pace with rapid technological developments, including our ability to complete the development, implementation and maintenance of the enhanced functionality required by our customers while maintaining reliability and ensuring that such technology is not vulnerable to security risks; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services, including our ability to provide effective services to the swaps market; our ability to adjust our fixed costs and expenses if our revenues decline; our ability to maintain existing customers at substantially similar trading levels, develop strategic relationships and attract new customers; our ability to expand and globally offer our products and services; changes in regulations, including the impact of any changes in laws or government policies with respect to our products or services or our industry, such as any changes to regulations and policies that require increased financial and operational resources from us or our customers; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; decreases in revenue from our market data as a result of decreased demand or changes to regulations in various jurisdictions; changes in our rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers (whether the customer receives member or non-member fees or participates in one of our various incentive programs) and the impact of our tiered pricing structure; the ability of our credit and liquidity risk management practices to adequately protect us from the credit risks of clearing members and other counterparties, and to satisfy the margin and liquidity requirements associated with the BrokerTec matched principal business; the ability of our compliance and risk management programs to effectively monitor and manage our risks, including our ability to prevent errors and misconduct and protect our infrastructure against security breaches and misappropriation of our intellectual property assets; our dependence on third-party providers and exposure to risk through third parties, including risks related to the performance, reliability and security of technology used by our third-party providers; volatility in commodity, equity and fixed income prices, and price volatility of financial benchmarks and instruments such as interest rates, credit spreads, equity indices, fixed income instruments and foreign exchange rates; economic, social, political and market conditions, including the volatility of the capital and credit markets and the impact of economic conditions on the trading activity of our current and potential customers; the impact of the COVID-19 pandemic and response by governments and other third parties; our ability to accommodate increases in contract volume and order transaction traffic and to implement enhancements without failure or degradation of the performance of our trading and clearing systems; our ability to execute our growth strategy and maintain our growth effectively; our ability to manage the risks, control the costs and achieve the synergies associated with our strategy for acquisitions, investments and alliances, including those associated with our investment in S&P/Dow Jones Indices LLC (S&P/DJI), our OSTTRA joint venture with IHS Markit (now a part of S&P Global) and our partnership with Google Cloud; uncertainty related to the transition from LIBOR; our ability to continue to generate funds and/or manage our indebtedness to allow us to continue to invest in our business; industry and customer consolidation; decreases in trading and clearing activity; the imposition of a transaction tax or user fee on futures and options transactions and/or repeal of the 60/40 tax treatment of such transactions; our ability to maintain our brand and reputation; and the unfavorable resolution of material legal proceedings.  For a detailed discussion and additional information concerning these and other factors that might affect our performance, see our other recent periodic filings, including our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the Securities and Exchange Commission ("SEC") on February 25, 2022, under the caption "Risk Factors".
# # #

CME Group Inc. and Subsidiaries
Consolidated Balance Sheets
(in millions)

	September 30, 2022	December 31, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$2,130.1	$2,834.9
Marketable securities	91.3	115.0
Accounts receivable, net of allowance	580.2	434.5
Other current assets (includes $4.6 and $4.8 in restricted cash)	476.4	427.8
Performance bonds and guaranty fund contributions	139,974.9	157,949.6
Total current assets	143,252.9	161,761.8
Property, net of accumulated depreciation and amortization	465.5	505.3
Intangible assets—trading products	17,175.3	17,175.3
Intangible assets—other, net	3,302.2	3,532.0
Goodwill	10,447.3	10,528.0
Other assets (includes $0.2 and $0.5 in restricted cash)	3,788.3	3,277.9
Total Assets	$178,431.5	$196,780.3
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$95.0	$48.8
Short-term debt	14.5	749.4
Other current liabilities	488.3	1,650.6
Performance bonds and guaranty fund contributions	139,974.9	157,949.6
Total current liabilities	140,572.7	160,398.4
Long-term debt	3,421.8	2,695.7
Deferred income tax liabilities, net	5,351.5	5,390.4
Other liabilities	834.7	896.5
Total Liabilities	150,180.7	169,381.0
Total CME Group Shareholders’ Equity	28,250.8	27,399.3
Total Liabilities and Equity	$178,431.5	$196,780.3

CME Group Inc. and Subsidiaries
Consolidated Statements of Income
(dollars in millions, except per share amounts; shares in thousands)

	Quarter Ended September 30,		Nine Months Ended, September 30,
	2022	2021	2022	2021
Revenues
Clearing and transaction fees	$998.6	$878.9	$3,161.3	$2,815.8
Market data and information services	154.3	145.4	457.7	434.8
Other	74.9	85.6	192.6	291.8
Total Revenues	1,227.8	1,109.9	3,811.6	3,542.4
Expenses
Compensation and benefits	189.6	198.6	560.1	635.3
Technology	46.8	49.3	138.6	146.8
Professional fees and outside services	35.1	45.2	98.9	119.4
Amortization of purchased intangibles	55.5	59.0	171.0	179.0
Depreciation and amortization	34.5	37.2	101.0	111.9
Licensing and other fee agreements	83.6	57.6	247.6	176.5
Other	43.9	49.3	146.8	160.0
Total Expenses	489.0	496.2	1,464.0	1,528.9
Operating Income	738.8	613.7	2,347.6	2,013.5
Non-Operating Income (Expense)
Investment income	686.2	145.8	1,046.2	239.1
Interest and other borrowing costs	(40.4)	(41.8)	(122.8)	(125.0)
Equity in net earnings of unconsolidated subsidiaries	76.5	66.4	237.1	178.3
Other non-operating income (expense)	(581.1)	311.8	(845.1)	268.4
Total Non-Operating Income (Expense)	141.2	482.2	315.4	560.8
Income before Income Taxes	880.0	1,095.9	2,663.0	2,574.3
Income tax provision	200.4	169.6	609.9	562.6
Net Income	679.6	926.3	2,053.1	2,011.7
Less: net (income) loss attributable to non-controlling interests	—	0.2	—	(0.5)
Net Income Attributable to CME Group	$679.6	$926.5	$2,053.1	$2,011.2
Net Income Attributable to Common Shareholders of CME Group	$671.1	$926.5	$2,027.2	$2,011.2

Earnings per Share Attributable to Common Shareholders of CME Group:
Basic	$1.87	$2.59	$5.65	$5.61
Diluted	1.87	2.58	5.64	5.60
Weighted Average Number of Common Shares:
Basic	358,715	358,363	358,655	358,258
Diluted	359,288	358,988	359,206	358,894

CME Group Inc. and Subsidiaries
Quarterly Operating Statistics

	3Q 2021	4Q 2021	1Q 2022	2Q 2022	3Q 2022
Trading Days	64	64	62	62	64
Quarterly Average Daily Volume (ADV)(1)
CME Group ADV (in thousands)

Product Line	3Q 2021	4Q 2021	1Q 2022	2Q 2022	3Q 2022
Interest rates	8,111	9,805	12,484	10,630	10,357
Equity indexes	5,100	5,943	7,950	7,751	7,445
Foreign exchange	776	800	904	950	1,091
Energy	2,179	2,252	2,515	1,932	1,837
Agricultural commodities	1,141	1,216	1,474	1,308	1,208
Metals	480	475	593	484	498
Total	17,786	20,490	25,920	23,055	22,437
Venue
CME Globex	16,652	19,043	24,060	21,531	21,021
Open outcry	598	792	1,030	725	704
Privately negotiated	536	656	830	799	711
Total	17,786	20,490	25,920	23,055	22,437

Quarterly Average Rate Per Contract (RPC)(1)
CME Group RPC

Product Line	3Q 2021	4Q 2021	1Q 2022	2Q 2022	3Q 2022
Interest rates	$0.483	$0.487	$0.484	$0.493	$0.479
Equity indexes	0.555	0.526	0.526	0.532	0.524
Foreign exchange	0.803	0.779	0.800	0.767	0.729
Energy	1.127	1.111	1.124	1.171	1.140
Agricultural commodities	1.319	1.323	1.378	1.411	1.351
Metals	1.463	1.452	1.482	1.506	1.520
Average RPC	$0.677	$0.650	$0.644	$0.647	$0.631

1. ADV and RPC includes futures and options on futures only.

CME Group Inc. and Subsidiaries
Reconciliation of GAAP to non-GAAP Measures
(dollars in millions, except per share amounts; shares in thousands)

	Quarter Ended September 30,		Nine Months Ended, September 30,
	2022	2021	2022	2021
Net Income Attributable to CME Group	$679.6	$926.5	$2,053.1	$2,011.2
Restructuring and severance	—	6.6	10.2	25.8
Amortization of purchased intangibles(1)	68.5	63.1	206.4	183.1
Strategic transaction-related costs(2)	1.2	18.7	3.4	36.0
Foreign exchange transaction (gains) losses	(10.5)	(3.2)	(23.6)	0.2
Unrealized and realized (gains) losses on investments	(1.1)	(434.5)	(4.6)	(455.5)
Debt costs related to refinancing	—	—	7.7	—
Realized and unrealized losses on assets	0.7	0.5	0.7	1.7
Litigation matters	—	—	—	(3.1)
Trading floor enhancements	—	1.4	4.8	1.4
Income tax effect related to above	(11.3)	(0.8)	(40.1)	(34.1)
Other income tax items(3)	(8.0)	(3.9)	(16.2)	37.5
Adjusted Net Income Attributable to CME Group	$719.1	$574.4	$2,201.8	$1,804.2
Adjusted Net Income Attributable to Common Shareholders of CME Group	$710.0	$574.4	$2,174.1	$1,804.2

Earnings per Share Attributable to Common Shareholders of CME Group:
Basic	$1.87	$2.59	$5.65	$5.61
Diluted	1.87	2.58	5.64	5.60

Adjusted Earnings per Share Attributable to Common Shareholders of CME Group:
Basic	$1.98	$1.60	$6.06	$5.04
Diluted	1.98	1.60	6.05	5.03

Weighted Average Number of Common Shares:
Basic	358,715	358,363	358,655	358,258
Diluted	359,288	358,988	359,206	358,894
Preferred shares(4)	4,584	—	4,584	—

1. Includes $10.6 million of amortization of purchased intangibles (net of tax) at OSTTRA and $2.4 million of amortization of purchased intangibles at S&P/Dow Jones Indices LLC, reported in Equity in net earnings of unconsolidated subsidiaries for the third quarter of 2022.

2. Strategic transaction-related costs primarily include professional fees related to the NEX integration.
3. Other income tax items include benefits recognized for the settlement of various tax audits.
4. Preferred shares have similar rights as common shares without voting rights.